Exhibit 10.4

Engagement Agreement

July 1, 2014

Mr. Clifford J. Merritt
316 Oak Summit Rd
Edmond, OK. 73025

Dear Cliff:

This letter summarizes our agreement and understanding in connection with the consulting services you will be providing to Energy 11, LP (the “Company”).

We agree as follows:

1. Engagement. The Company hereby engages you to advise the company in its efforts to establish an energy related investment fund (the “Fund”), and you hereby accept engagement as a contractor to the Company subject to the terms and conditions contained in this Agreement.

2. Contractor's Duties. Throughout the term of this Agreement, you will use your reasonable best efforts to advise the Company with; (i) assembling an experienced management team for the Company’s energy related investment fund; and (ii) establishing business perquisites for the Company’s interaction with any manager pursuant to any Management Services Agreement; and (iii) advise the Company regarding its opportunity to secure a purchase option for mineral assets in the “SCOOP” energy play located in Oklahoma.

3. Term. The term of our Agreement will be 6 months beginning on July 1, 2014 and automatically renewing each month on the first day of the month unless either you or the Company gives notice of termination. In the event of a termination, the indemnification provisions of this Agreement will continue as provided herein and the Company agrees to pay your outstanding fees and any reimbursable expenses incurred by you through the date of termination.  You agree to cooperate in all ways reasonably requested by the Company in the transfer of responsibility for any pending matters.  Furthermore, this agreement shall terminate upon the Company breaking escrow and such employment will become permanent and controlled by the to-be negotiated Employment Agreement.

4. Compensation.  In consideration for the contract services provided, the Company will pay you a fee of $750 per day the "Contracting Fee". The Contracting Fee will be paid within ten (10) business days after receiving an invoice from you on a monthly basis for your services.  Once the Company’s Fund breaks escrow, your compensation will convert to permanent employment with the Company.  Basic terms of that employment will be further detailed through an employment agreement with a minimum annual base pay of $300,000.00, basic health benefits and a 5% economic interest in the General Partner’s Incentive, as defined in the Energy 11,L.P. Partnership Agreement. Such 5% economic interest shall vest concurrently with the General Partner’s incentive however in the event employment is terminated by you or the Company prior to vesting of the General Partners incentive such 5% economic interest or a portion thereof will be earned as defined further in the employment agreement to be mutually negotiated, accepted and executed. Basic parameters of the economic interest earned shall be the earlier of 1) A monetization event of the fund or 2) 20% per annum based on a 5 year period roll up into a merger, listing or disposition of the Fund assets.

5. Expenses.  In addition to the Contracting Fee, the Company will reimburse you for reasonable out of pocket expenses for travel, lodging, meals and incidental expenses you incur when travelling on business for the Company in accordance with the Company’s policies and procedures.

6. Work Product. The Company will own all documents, concepts, trademarks, copyrights, inventions, discoveries, processes, know-how or other similar works and improvements to any of the foregoing you develop or that are developed at your direction, in connection with the services provided under this Agreement (the “Intellectual Property”). You will hold all Intellectual Property in a segregated file subject to the Company’s unqualified right to direct you with respect to possession and control of the Intellectual Property.

7. Confidentiality. You recognize that the nature of your services are such that the you will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and the Affiliates and/or is the foundation on which the business of the Company and the Affiliates is predicated.  You agree not to disclose to any person other than authorized employees of the Company, the Affiliates or their respective legal counsel nor use for any purpose, other than the performance of this Agreement, any confidential information (“Confidential Information”).  Confidential Information includes data or material (regardless of form) which is: (a) a trade secret (a trade secret includes any formula, pattern, device or compilation of information used by the Company or the Affiliates and their businesses); (b) provided, disclosed or delivered to you by the Company, the Affiliates, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company or the Affiliates in any capacity, any customer, borrower or business associate of the Company or the affiliates, or any public authority having jurisdiction over the Company, the Affiliates or any business activity conducted by the Company or the Affiliates; or (c) produced, developed, obtained or prepared by you or on your behalf or by or on behalf of the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company, the Affiliates or any assets, oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. If required by law, you may disclose the Confidential Information, but only after notifying the Company of any such request or demand to allow the Company, at the Company’s sole expense, to contest such request or demand.  You agree to return to the Company or destroy any Confidential Information that is in your possession or control at any time at the request of the Company or the Affiliates. Notwithstanding the expiration or termination of this Agreement, while you possess any Confidential Information, you agree that the terms of this paragraph 7 will continue to apply to that Confidential Information.

8. Independent Contractor. The Company has retained you under this Agreement as an independent contractor with duties owed solely to the Company and its affiliates. You will not be deemed an agent or employee of the Company. You and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the either of us in the performance of this Agreement.

9. Indemnity. The Company agrees to pay, defend, indemnify, reimburse and hold you harmless for, from and against any loss, damage, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation) incurred or suffered or paid by, imposed upon, or resulting to you as a result of any third party claim in connection with this Agreement that is not the result of gross negligence or malfeasance on your part.

10. Advisor's Other Activities.  The Company acknowledges that you are engaged directly or indirectly in various activities including, without implied limitation, securities trading, investment, investment management, financing transactions, and oil and gas development. Such investments and activities may be viewed as competitive with the Company, or may involve entities and persons that are customers, competitors or otherwise have a relationship with the Company.  Subject to the confidentiality provisions of this Agreement, neither this Agreement nor the services to be provided hereunder will prevent you from engaging in such activities, require you to disclose such activities to the Company in advance (but you agree to do if requested) or permit the Company to participate in such activities.

11. Default Remedy. If either of us fails to perform our respective obligations hereunder (except as excused by the other party's default), the party claiming default will make written demand for performance. If the defaulting party fails to comply with such written demand within five (5) business days after receipt thereof, the non-defaulting party will have the option to waive such default or to exercise any other remedy available at law or in equity. The remedies provided by this Agreement are cumulative and will not exclude any other remedy to which a party might be entitled under this Agreement. If a party elects to selectively and successfully enforce such party's rights under this Agreement, such action will not be deemed a waiver or discharge of any other remedy.

12. Miscellaneous. Time is of the essence of this Agreement. This Agreement constitutes the entire agreement between the parties and there are no agreements, understandings, warranties or representations between the parties except as set forth herein. This Agreement can only be changed, waived, discharged or terminated by a document signed by the parties. Waiver of performance of any obligation or term contained in this Agreement by any party will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or term. The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the prevailing party. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby.  It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible and to be legal, valid and enforceable.

If the foregoing accurately represents the terms of our agreement, please sign and date below.

Best Regards,

Energy 11, LP

__________________________

By: David McKenney

Its: Chief Financial Officer

AGREED TO AND ACCEPTED effective as of July ___, 2014

Clifford J. Merritt, individually